 SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of THE SECURITIES EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): February 7, 2003 (January 15, 2003) UCAP Incorporated Colorado 0-27480 84-1325695 (State or other jurisdiction of (Commission File ID No.) (IRS Employer No.) incorporation) Suite 700, 14001 E. Iliff Avenue Denver, CO 80014 (Address of principal executive offices) (303) 696-1700 (Registrant's telephone number, including area code) (Former name or former address, if changed since last report) Item 5. Other Events

        On January 15, 2003, a complaint was filed against UCAP Incorporated (the “Company”), United Capital Mortgage Corporation (“UCMC”),a wholly owned subsidiary of the Company, and a shareholder of the Company in the Circuit Court of Pulaski County, Arkansas by Richard P. Smyth, RPS & Associates, LLC and Mongoose Investments, LLC in an action related to the GCA Strategic Investment Fund, Ltd. v. Richard P. Smyth, et. al. litigation (the “GCA litigation”). The status of the GCA litigation has been previously reported in the Company’s Annual Report on Form 10-KSB.

        The Plaintiffs allege that the Company’s pledge of all of the issued and outstanding common stock of UCMC to one of the Company’s shareholders is invalid, fraudulent or that it was accomplished in violation of a court order in the GCA litigation. The Plaintiffs seek a declaratory judgment that the stock pledge is of no effect and void ab initio, an order from the court directing the shareholder to deliver the UCMC shares to the sheriff of Fulton County, Georgia, a judgment against the defendants for $927,000, plus interest and costs, and other equitable relief.

        On January 24, 2003, a complaint was filed against the Company, UCMC, UCMC Real Estate I, Inc. (“UCMC Real Estate”), both wholly owned subsidiaries of the Company, and various other defendants in the Superior Court of Fulton County Georgia by Richard P. Smyth, RPS & Associates, LLC, and Mongoose Investments, LLC in an action related to the GCA Litigation.

        The Plaintiffs allege that the Company’s pledge of all of the issued and outstanding common stock of UCMC to one of the Company’s shareholders is invalid, fraudulent or that it was accomplished in violation of a court order in the GCA litigation. The Plaintiffs further allege that the transfer and conveyance of certain properties located in the Swiss Air Estates to UCMC Real Estate was without consideration and fraudulent. The Plaintiffs seek the appointment of a receiver, a judgment avoiding the transfer of certain properties to UCMC Real Estate, a levy against such properties and other equitable relief. The Plaintiffs allege that they are entitled to a money judgment in excess of $1.6 million.

The Company denies the Plaintiffs' allegations and believes that it has meritorious legal and factual arguments in these matters. Item 7. Financial Statements and Exhibits. None SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

UCAP Incorporated (Registrant) Dated: February 7, 2003 By: / s / Dan Moudy

Dan Moudy President